FOR IMMEDIATE RELEASE


Contact:    Steve Solomon                         Ken Sgro
            Citadel Security Software, Inc.       CEOcast, Inc.
            (214) 750-2454                        (212) 732-4300 x225
            SSolomon@citadel.com                  KenSgro@ceocast.com


     CITADEL SECURITY SOFTWARE ORDERS TOP $1 MILLION IN SECOND QUARTER 2003

          Company Expects Third Quarter Revenues of $2 to $2.5 Million

DALLAS, TX - JULY 9, 2003- Citadel Security Software, Inc. (OTCBB:CDSS) reports that it shipped in excess of $1 million in software and maintenance orders during the second quarter of 2003. After accounting for deferrals under revenue recognition rules, approximately $780,000 in total revenue is expected to be reported for the second quarter of 2003. Due to growth in sales opportunities from commercial and government customers, the company anticipates third quarter revenue in a range of $2 million to $2.5 million and maintains its full year revenue guidance of $7.5 million.

"We see strong interest in our security products, primarily Hercules, from commercial customers as well as agencies within the federal government," said Steve Solomon, CEO of Citadel. "The government has been very aggressive in the roll out of its e-government strategy, including the initiative to harden government systems from vulnerabilities and attacks. Hercules has been favorably reviewed by several federal agencies and is viewed as a broad based solution to secure government systems from the different types of vulnerabilities. To facilitate the sales to the federal agencies interested in Hercules we have contracted with a top tier information technology prime contractor and two government reseller organizations. We expect to release the results of operations for the second quarter of 2003 in early August."


ABOUT  CITADEL

Citadel Security Software, Inc., a leader in automated vulnerability remediation and policy enforcement solutions, helps enterprises effectively neutralize security vulnerabilities. Citadel's patent-pending Hercules(R) technology provides users with full control over the automated remediation process, enabling efficient aggregation, prioritization and resolution of vulnerabilities detected by industry-standard vulnerability assessment tools. Winshield(R) SecurePC(TM) and NetOFF(TM) products enable companies to enforce security policies from a single point of control. Citadel's solutions enable organizations to ensure the confidentiality of information, reduce the time and costs associated with the inefficient manual remediation process, and facilitate compliance with organizational security policies and government mandates such as HIPAA and Gramm-Leach-Bliley legislation. For more information on Citadel, visit www.citadel.com, or contact the company at (214) 520-9292.
                  ---------------

Safe Harbor/Forward-looking Statements:

This press release contains forward looking statements that are subject to risks and uncertainties, including the current economic and geopolitical environment, the current information technology spending trend, the uncertainty of funding of government information technology security projects, a lack of Citadel operating history, uncertainty of product acceptance, uncertainty of ability to compete effectively in a new market and the uncertainty of profitability and cash flow of Citadel. These risks and uncertainties may cause actual outcomes and results to differ materially from expectations in this presentation. These and other risks are detailed in Citadel's quarterly report on Form 10-QSB for the quarter ended March 31, 2003 and on Form 10-KSB for the year ended December 31, 2002 on file with the SEC.

                                    #  #  #